Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Greg Burns                John Griek
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Delivers Strong Second Quarter Operating Performance
Board Approves $2.0 Billion Share Repurchase Program

NORTHBROOK, Ill., August 1, 2017 – The Allstate Corporation (NYSE: ALL) today reported financial results for the second quarter of 2017.

The Allstate Corporation Consolidated Highlights
	Three months ended June 30,			Six months ended June 30,
($ in millions, except per share data and ratios)	2017	2016	% / pts Change	2017	2016	% / pts Change
Consolidated revenues	$9,587	$9,164	4.6	$19,021	$18,035	5.5
Net income applicable to common shareholders	550	242	127.3	1,216	459	164.9
per diluted common share	1.49	0.64	132.8	3.29	1.21	171.9
Operating income*	510	235	117.0	1,118	557	100.7
per diluted common share*	1.38	0.62	122.6	3.02	1.46	106.8
Return on common shareholders’ equity
Net income applicable to common shareholders				13.1%	8.0%	5.1 pts
Operating income*				13.5%	10.1%	3.4 pts
Book value per common share				53.83	50.05	7.6
Property-Liability combined ratio
Recorded	97.2	100.8	(3.6) pts	95.4	99.6	(4.2) pts
Underlying combined ratio* (excludes catastrophes, prior year reserve reestimates and amortization of purchased intangibles)	85.5	88.6	(3.1) pts	85.1	87.9	(2.8) pts
Catastrophe losses	993	961	3.3	1,774	1,788	(0.8)

*
Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

“Allstate delivered strong financial performance in the second quarter as a result of excellent progress on our five 2017 Operating Priorities,” said Tom Wilson, chairman and chief executive officer of The Allstate Corporation. “Net income applicable to common shareholders was $550 million, $1.49 per share, in the second quarter of 2017 compared to $242 million in the same period last year, reflecting improved auto insurance margins and strong investment results. Operating income* was $510 million, $1.38 per share, for the quarter and the underlying combined ratio* of 85.5 continued to be better than the annual outlook range of 87 to 89(1). The recorded combined ratio was 97.2 and underwriting results were good for auto, homeowners and other personal lines despite $993 million of catastrophe losses. Allstate Financial generated operating income of $153 million in the quarter due to higher investment income in the annuities business. Total return on the investment portfolio of 1.8% in the quarter reflects favorable fixed income and equity market conditions and increased income from the performance-based portfolio.

__________
(1) A reconciliation of this non-GAAP measure to the combined ratio, a GAAP measure, is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes, and prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

“We also advanced our goal to better serve customers and the customer base grew to 75 million policies in force. The strategy to leverage consumer insurance platforms to build a broader consumer focused business also progressed. Operating income return on common shareholders’ equity* was 13.5% for the twelve months ended June 30, 2017, due to strong earnings. Reflecting these positive results, the board approved a new $2 billion share repurchase program. Allstate’s long-term objective is to create prosperity for customers, shareholders, employees, financial specialists and agency owners by delivering excellent operating results while pursuing a broader set of goals. See ‘How Corporations Can Be A Force For Good,’ " concluded Wilson.

Operating Results: Second Quarter 2017

•	Total revenue of $9.6 billion in the second quarter of 2017 increased by 4.6% compared to the prior year quarter.

◦	Property-liability insurance premiums increased 2.6%

◦	Allstate Financial premiums and contract charges rose 4.8%

◦	Net investment income increased 17.7%

◦	Realized capital gains were $81 million compared to $24 million in the prior year quarter

•
Net income applicable to common shareholders was $550 million, or $1.49 per diluted share, in the second quarter of 2017, compared to $242 million, or $0.64 per diluted share, in the second quarter of 2016. Operating income* was $510 million in the second quarter of 2017, compared to $235 million in the second quarter of 2016.

•
Property-Liability underwriting income of $227 million was $293 million above the prior year quarter, due to increased auto insurance underwriting income reflecting higher average premiums, lower claims frequency and favorable prior year reserve reestimates. This was partially offset by an increased expense ratio which included $52 million of restructuring expenses. The majority of these expenses are related to Allstate brand claims process changes and office closures due to the expansion of virtual auto claim estimating capabilities.

◦
The underlying combined ratio* of 85.5 for the second quarter and 85.1 for the first six months of 2017 were significantly lower than the prior year periods, reflecting improvement in the auto underlying combined ratio across all three underwritten brands and strong homeowners underlying margins. Assuming current loss trends continue, we expect to be at or below the lower end of the annual outlook range of 87-89 for the full year.

Property-Liability Results
	Three months ended June 30,			Six months ended June 30,
(% to earned premiums)	2017	2016	pts Change	2017	2016	pts Change
Recorded Combined Ratio	97.2	100.8	(3.6)	95.4	99.6	(4.2)
Allstate Brand Auto	95.8	101.2	(5.4)	93.2	100.1	(6.9)
Allstate Brand Homeowners	97.2	97.0	0.2	95.4	95.2	0.2
Allstate Brand Other Personal Lines	90.8	91.2	(0.4)	91.9	91.9	—
Esurance	106.1	108.9	(2.8)	104.2	107.6	(3.4)
Encompass	104.4	104.9	(0.5)	108.1	105.4	2.7
Underlying Combined Ratio*	85.5	88.6	(3.1)	85.1	87.9	(2.8)
Allstate Brand Auto	92.8	97.8	(5.0)	91.8	96.9	(5.1)
Allstate Brand Homeowners	59.8	58.6	1.2	60.5	59.0	1.5
Allstate Brand Other Personal Lines	77.1	77.3	(0.2)	77.9	77.7	0.2
Esurance	100.5	104.8	(4.3)	100.4	104.9	(4.5)
Encompass	87.6	92.8	(5.2)	87.1	90.5	(3.4)

◦
Allstate brand auto net written premium grew 3.3% in the second quarter of 2017, reflecting a 5.4% increase in average premium compared to the prior year quarter, which was partially offset by a 2.6% decline in policies in force. Actions taken to improve auto insurance margins continue to impact average premium and policy in force trends. As margins have improved, we expanded the number of states in which we are implementing growth plans, and in the second quarter the rate of decline in policies slowed compared to the first quarter. New issued applications grew 9.8% in the second quarter over the prior year quarter, and the renewal ratio of 87.4 was consistent with the first quarter of 2017. The recorded combined ratio of 95.8 in the second quarter of 2017 was 5.4 points better than the prior year quarter and was favorably impacted by increased premiums earned, lower claim frequency, and favorable prior year reserve reestimates primarily related to injury coverages. The underlying combined ratio* in the second quarter of 2017 was 5.0 points better than the second quarter of 2016.

◦
Allstate brand homeowners net written premium increased 0.9% in the second quarter of 2017 compared to the prior year quarter, reflecting a 1.8% increase in average premium that was partially offset by a 1.3% decline in policies in force. Homeowners policy growth has been adversely impacted by actions taken to improve auto margins, but new issued applications grew by 1.0% in the second quarter over the prior year quarter, and the renewal ratio of 87.0 was comparable to the first quarter of 2017. The recorded combined ratio of 97.2 in the second quarter of 2017 increased by 0.2 points compared to the prior year quarter and the underlying combined ratio* of 59.8 continued to reflect strong underlying profitability.

◦
Allstate brand other personal lines net written premium of $441 million increased 3.0% in the second quarter of 2017 compared to the second quarter 2016. The recorded combined ratio of 90.8 in the second quarter of 2017 improved by 0.4 points compared to the prior year quarter, driven by an improved loss ratio, partially offset by a higher expense ratio. The underlying combined ratio* was 77.1 in the second quarter of 2017, an improvement of 0.2 points compared to the prior year quarter.

◦
Esurance net written premium growth of 4.1% compared to the prior year quarter reflects increased average premium in auto and homeowners. Policy growth was 0.3% in the second quarter of 2017 compared to the second quarter of 2016, as an increase in homeowners more than offset a slight decline in auto policies. The recorded combined ratio of 106.1 was 2.8 points better in the second quarter of 2017 compared to the second quarter of 2016, as a lower expense ratio was partially offset by a higher loss ratio. The underlying combined ratio* of 100.5 improved by 4.3 points compared to the prior year quarter.

◦
Encompass net written premium declined by 9.5% and policies in force were 14.9% lower in the second quarter of 2017 compared to the prior year quarter, as we exit unprofitable markets and raise prices. The recorded combined ratio of 104.4 in the second quarter of 2017 was 0.5 points below the second quarter of 2016. The underlying combined ratio* of 87.6 improved by 5.2 points compared to the prior year quarter, due to improvement in the underlying loss ratio partially offset by a higher expense ratio.

◦
SquareTrade net written premium was $85 million in the second quarter of 2017 and generated an underwriting loss of $22 million. Policies in force were 31.3 million, an increase of 1.4 million policies in this quarter, due to continued growth in the U.S retail channel. Operating income* of $1 million excludes the $23 million ($15 million, after-tax) impact of the amortization of purchased intangible assets related to the acquisition. During the second quarter, Allstate Insurance Company executed a 100% quota share reinsurance agreement with SquareTrade’s largest third-party insurer which should result in higher underwriting and investment income.

•
Allstate Financial net income was $146 million and operating income was $153 million in the second quarter of 2017. Operating income was $33 million higher than the prior year quarter, largely due to higher investment returns in Allstate Annuities.

Allstate Financial Results
	Three months ended June 30,			Six months ended June 30,
($ in millions)	2017	2016	% Change	2017	2016	% Change
Net Income	$146	$116	25.9	$254	$184	38.0
Allstate Life	60	61	(1.6)	117	118	(0.8)
Allstate Benefits	25	29	(13.8)	47	49	(4.1)
Allstate Annuities	61	26	134.6	90	17	NM
Operating Income	$153	$120	27.5	$263	$224	17.4
Allstate Life	63	64	(1.6)	122	130	(6.2)
Allstate Benefits	25	29	(13.8)	47	52	(9.6)
Allstate Annuities	65	27	140.7	94	42	123.8
NM = not meaningful

◦
Allstate Life net income was $60 million and operating income was $63 million in the second quarter of 2017. Operating income was $1 million lower than the prior year quarter primarily due to higher contract benefits and expenses, partially offset by higher premiums and net investment income.

◦
Allstate Benefits net income and operating income were both $25 million in the second quarter of 2017. Operating income was $4 million lower than the prior year quarter primarily due to higher contract benefits and higher expenses related to growth, partially offset by higher premiums.

◦
Allstate Annuities net income was $61 million and operating income was $65 million in the second quarter of 2017. Operating income was $38 million higher than the prior year quarter, primarily due to higher performance-based net investment income including private equity value appreciation.

•
Allstate Investments generated net investment income of $897 million, which was 17.7% above the prior year quarter, reflecting higher performance-based results and stable income from the market-based portfolios.

Allstate Investment Results
	Three months ended June 30,			Six months ended June 30,
($ in millions, except ratios)	2017	2016	% / pts Change	2017	2016	% / pts Change
Net investment income	$897	$762	17.7	$1,645	$1,493	10.2
Realized capital gains and losses	81	24	237.5	215	(125)	272.0
Change in unrealized net capital gains, pre-tax	448	709	(36.8)	779	1,672	(53.4)
Total return on investment portfolio	1.8%	1.9%	(0.1)	3.4%	3.9%	(0.5)

◦
Net investment income increased by $135 million in the second quarter of 2017 compared to the prior year quarter, due to a $130 million increase in performance-based income, including private equity ($97 million) and real estate ($33 million) investments.

◦
Net realized capital gains were $81 million in the second quarter of 2017, compared to $24 million in the prior year quarter, and primarily comprised net gains on sales of $139 million, partially offset by write-downs of $50 million.

◦
Change in unrealized net capital gains of $448 million in the second quarter of 2017 were primarily due to a decrease in market yields resulting from tighter credit spreads and lower long-term risk-free interest rates and favorable equity market performance.

◦
Total return on the investment portfolio was 1.8% for the second quarter of 2017, which included a strong contribution from net investment income and increased fixed income and equity valuations. The trailing twelve months total return was 4.0%.

Proactive Capital Management
“Allstate continued to provide strong returns to our shareholders during the first half of 2017 through a combination of $257 million in common stock dividends and repurchasing $646 million of outstanding shares. A new $2 billion share repurchase program, approved today, will begin following the completion of our current program and is expected to conclude by February 2019,” said Steve Shebik, chief financial officer. “In addition, with the objective of providing more transparency into the performance of our business, we are planning to adopt a new segment reporting structure effective in the fourth quarter 2017. The new reporting structure will change from our current four segments to seven segments that will include a separate segment for service businesses, broken out from traditional property and casualty, and Allstate Financial will transition to individual segments for Life, Benefits and Annuities.”

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be held at 9 a.m. ET on Wednesday, August 2.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, protecting people from life’s uncertainties with 75 million proprietary policies. Allstate offers a broad array of protection products through multiple brands and diverse distribution channels, including auto, home, life and other insurance offered through its Allstate, Esurance, Encompass and Answer Financial brands. The company provides additional protection products and services through Allstate Benefits, Allstate Roadside Services, Allstate Dealer Services, Arity and SquareTrade. Allstate is widely known from the slogan “You’re In Good Hands With Allstate®.” Allstate agencies are in virtually every local community in America. The Allstate Foundation, Allstate, its employees and agency owners have a proud history of caring for local communities.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Revenues
Property-liability insurance premiums	$8,018	$7,814	$15,977	$15,537
Life and annuity premiums and contract charges	591	564	1,184	1,130
Net investment income	897	762	1,645	1,493
Realized capital gains and losses:
Total other-than-temporary impairment (“OTTI”) losses	(47)	(77)	(109)	(168)
OTTI losses reclassified to (from) other comprehensive income	(3)	(2)	—	8
Net OTTI losses recognized in earnings	(50)	(79)	(109)	(160)
Sales and other realized capital gains and losses	131	103	324	35
Total realized capital gains and losses	81	24	215	(125)
	9,587	9,164	19,021	18,035

Costs and expenses
Property-liability insurance claims and claims expense	5,689	5,901	11,105	11,585
Life and annuity contract benefits	486	454	960	909
Interest credited to contractholder funds	175	185	348	375
Amortization of deferred policy acquisition costs	1,176	1,126	2,345	2,255
Operating costs and expenses	1,086	1,040	2,183	2,022
Restructuring and related charges	53	11	63	16
Interest expense	83	72	168	145
	8,748	8,789	17,172	17,307

Gain on disposition of operations	12	1	14	3

Income from operations before income tax expense	851	376	1,863	731

Income tax expense	272	105	589	214

Net income	579	271	1,274	517

Preferred stock dividends	29	29	58	58

Net income applicable to common shareholders	$550	$242	$1,216	$459

Earnings per common share:

Net income applicable to common shareholders per common share – Basic	$1.51	$0.65	$3.34	$1.22

Weighted average common shares – Basic	363.6	373.6	364.6	375.8

Net income applicable to common shareholders per common share – Diluted	$1.49	$0.64	$3.29	$1.21

Weighted average common shares – Diluted	369.0	378.1	370.1	380.5

Cash dividends declared per common share	$0.37	$0.33	$0.74	$0.66

THE ALLSTATE CORPORATION
BUSINESS RESULTS
($ in millions, except ratios)	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Property-Liability
Premiums written	$8,289	$8,051	$16,012	$15,566
Premiums earned	$8,018	$7,814	$15,977	$15,537
Claims and claims expense	(5,689)	(5,901)	(11,105)	(11,585)
Amortization of deferred policy acquisition costs	(1,103)	(1,057)	(2,193)	(2,113)
Operating costs and expenses	(947)	(912)	(1,883)	(1,765)
Restructuring and related charges	(52)	(10)	(62)	(15)
Underwriting income (loss)	227	(66)	734	59
Net investment income	391	316	702	618
Income tax expense on operations	(196)	(70)	(451)	(211)
Realized capital gains and losses, after-tax	56	18	145	(46)
Gain on disposition of operations, after-tax	6	—	6	—
Net income applicable to common shareholders	$484	$198	$1,136	$420
Catastrophe losses	$993	$961	$1,774	$1,788
Amortization of purchased intangible assets	$24	$9	$49	$18
Operating ratios:
Claims and claims expense ratio	71.0	75.5	69.5	74.6
Expense ratio	26.2	25.3	25.9	25.0
Combined ratio	97.2	100.8	95.4	99.6
Effect of catastrophe losses on combined ratio	12.4	12.3	11.1	11.5
Effect of prior year reserve reestimates on combined ratio	(1.1)	—	(1.2)	0.1
Effect of catastrophe losses included in prior year reserve reestimates on combined ratio	(0.1)	0.2	(0.1)	—
Effect of amortization of purchased intangible assets on combined ratio	0.3	0.1	0.3	0.1
Effect of Discontinued Lines and Coverages on combined ratio	0.1	—	—	—

Allstate Financial
Premiums and contract charges	$591	$564	$1,184	$1,130
Net investment income	496	435	922	854
Contract benefits	(486)	(454)	(960)	(909)
Interest credited to contractholder funds	(173)	(179)	(346)	(363)
Amortization of deferred policy acquisition costs	(69)	(68)	(144)	(139)
Operating costs and expenses	(130)	(121)	(265)	(244)
Restructuring and related charges	(1)	(1)	(1)	(1)
Income tax expense on operations	(75)	(56)	(127)	(104)
Operating income	153	120	263	224
Realized capital gains and losses, after-tax	(3)	—	(4)	(32)
Valuation changes on embedded derivatives that are not hedged, after-tax	(1)	(4)	(1)	(8)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	(3)	(1)	(6)	(2)
Gain on disposition of operations, after-tax	—	1	2	2
Net income applicable to common shareholders	$146	$116	$254	$184

Corporate and Other
Net investment income	$10	$11	$21	$21
Operating costs and expenses	(92)	(79)	(185)	(158)
Income tax benefit on operations	31	26	61	51
Preferred stock dividends	(29)	(29)	(58)	(58)
Operating loss	(80)	(71)	(161)	(144)
Realized capital gains and losses, after-tax	—	(1)	—	(1)
Business combination expenses, after-tax	—	—	(13)	—
Net loss applicable to common shareholders	$(80)	$(72)	$(174)	$(145)

Consolidated net income applicable to common shareholders	$550	$242	$1,216	$459

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	June 30, 2017	December 31, 2016
Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost $56,901 and $56,576)	$58,656	$57,839
Equity securities, at fair value (cost $5,321 and $5,157)	6,117	5,666
Mortgage loans	4,336	4,486
Limited partnership interests	6,206	5,814
Short-term, at fair value (amortized cost $2,175 and $4,288)	2,175	4,288
Other	3,815	3,706
Total investments	81,305	81,799
Cash	482	436
Premium installment receivables, net	5,693	5,597
Deferred policy acquisition costs	4,037	3,954
Reinsurance recoverables, net	8,722	8,745
Accrued investment income	573	567
Property and equipment, net	1,072	1,065
Goodwill	2,309	1,219
Other assets	3,256	1,835
Separate Accounts	3,416	3,393
Total assets	$110,865	$108,610
Liabilities
Reserve for property-liability insurance claims and claims expense	$25,884	$25,250
Reserve for life-contingent contract benefits	12,234	12,239
Contractholder funds	19,832	20,260
Unearned premiums	13,024	12,583
Claim payments outstanding	939	879
Deferred income taxes	1,104	487
Other liabilities and accrued expenses	6,583	6,599
Long-term debt	6,348	6,347
Separate Accounts	3,416	3,393
Total liabilities	89,364	88,037
Shareholders’ equity
Preferred stock and additional capital paid-in, $1 par value, 72.2 thousand shares issued and outstanding, $1,805 aggregate liquidation preference	1,746	1,746
Common stock, $.01 par value, 900 million issued, 361 million and 366 million shares outstanding	9	9
Additional capital paid-in	3,269	3,303
Retained income	41,622	40,678
Deferred ESOP expense	(6)	(6)
Treasury stock, at cost (539 million and 534 million shares)	(25,241)	(24,741)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital gains and losses on fixed income securities with OTTI	65	57
Other unrealized net capital gains and losses	1,590	1,091
Unrealized adjustment to DAC, DSI and insurance reserves	(129)	(95)
Total unrealized net capital gains and losses	1,526	1,053
Unrealized foreign currency translation adjustments	(42)	(50)
Unrecognized pension and other postretirement benefit cost	(1,382)	(1,419)
Total accumulated other comprehensive income (loss)	102	(416)
Total shareholders’ equity	21,501	20,573
Total liabilities and shareholders’ equity	$110,865	$108,610

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)	Six months ended June 30,
	2017	2016
Cash flows from operating activities	(unaudited)
Net income	$1,274	$517
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	238	188
Realized capital gains and losses	(215)	125
Gain on disposition of operations	(14)	(3)
Interest credited to contractholder funds	348	375
Changes in:
Policy benefits and other insurance reserves	228	577
Unearned premiums	34	62
Deferred policy acquisition costs	(65)	(72)
Premium installment receivables, net	(51)	(27)
Reinsurance recoverables, net	6	(120)
Income taxes	(42)	(176)
Other operating assets and liabilities	(393)	(88)
Net cash provided by operating activities	1,348	1,358
Cash flows from investing activities
Proceeds from sales
Fixed income securities	14,521	12,589
Equity securities	3,430	2,487
Limited partnership interests	481	363
Other investments	118	144
Investment collections
Fixed income securities	2,063	2,138
Mortgage loans	305	150
Other investments	337	168
Investment purchases
Fixed income securities	(17,214)	(12,947)
Equity securities	(3,473)	(2,672)
Limited partnership interests	(578)	(703)
Mortgage loans	(148)	(264)
Other investments	(532)	(449)
Change in short-term investments, net	2,142	(669)
Change in other investments, net	107	(39)
Purchases of property and equipment, net	(146)	(120)
Acquisition of operations	(1,356)	—
Net cash provided by investing activities	57	176
Cash flows from financing activities
Repayments of long-term debt	—	(16)
Contractholder fund deposits	515	522
Contractholder fund withdrawals	(957)	(1,013)
Dividends paid on common stock	(257)	(240)
Dividends paid on preferred stock	(58)	(58)
Treasury stock purchases	(657)	(904)
Shares reissued under equity incentive plans, net	108	72
Excess tax benefits on share-based payment arrangements	—	20
Other	(53)	34
Net cash used in financing activities	(1,359)	(1,583)
Net increase (decrease) in cash	46	(49)
Cash at beginning of period	436	495
Cash at end of period	$482	$446

The following table presents the investment portfolio by strategy as of June 30, 2017.

($ in millions)	Total	Market-Based	Performance-Based
Fixed income securities	$58,656	$58,588	$68
Equity securities	6,117	6,021	96
Mortgage loans	4,336	4,336	—
Limited partnership interests	6,206	553	5,653
Short-term investments	2,175	2,175	—
Other	3,815	3,270	545
Total	$81,305	$74,943	$6,362

Property-Liability	$43,083	$39,702	$3,381
Allstate Financial	36,456	33,475	2,981
Corporate & Other	1,766	1,766	—
Total	$81,305	$74,943	$6,362

The following table presents investment income by investment strategy for the three months and six months ended June 30.

	Three months ended June 30,		Six months ended June 30,
($ in millions)	2017	2016	2017	2016
Market-Based:
Property-Liability	$288	$269	$560	$529
Allstate Financial	374	380	748	750
Corporate & Other	12	13	25	25
Total Market-Based	674	662	1,333	1,304

Performance-Based:
Property-Liability	129	69	196	135
Allstate Financial	142	72	215	139
Corporate & Other	—	—	—	—
Total Performance-Based	271	141	411	274

Investment income, before expense	945	803	1,744	1,578
Investment expense	(48)	(41)	(99)	(85)
Net investment income	$897	$762	$1,645	$1,493

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Operating income is net income applicable to common shareholders, excluding:

•
realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

•	valuation changes on embedded derivatives that are not hedged, after-tax,

•
amortization of deferred policy acquisition costs (DAC) and deferred sales inducements (DSI), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives that are not hedged, after-tax,

•	business combination expenses and the amortization of purchased intangible assets, after-tax,

•	gain (loss) on disposition of operations, after-tax, and

•
adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income applicable to common shareholders is the GAAP measure that is most directly comparable to operating income.
We use operating income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, valuation changes on embedded derivatives that are not hedged, business combination expenses and the amortization of purchased intangible assets, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items. Realized capital gains and losses, valuation changes on embedded derivatives that are not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Consistent with our intent to protect results or earn additional income, operating income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes. These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments. Business combination expenses are excluded because they are non-recurring in nature and the amortization of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Operating income is used by management along with the other components of net income applicable to common shareholders to assess our performance. We use adjusted measures of operating income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income applicable to common shareholders, operating income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator. Operating income should not be considered a substitute for net income applicable to common shareholders and does not reflect the overall profitability of our business.

The following tables reconcile net income applicable to common shareholders and operating income. Taxes on adjustments to reconcile net income applicable to common shareholders and operating income generally use a 35% effective tax rate and are reported net with the reconciling adjustment. If the effective tax rate is other than 35%, this is specified in the disclosure.

($ in millions, except per share data)	For the three months ended June 30,
	Property-Liability		Allstate Financial		Consolidated		Per diluted common share
	2017	2016	2017	2016	2017	2016	2017	2016
Net income applicable to common shareholders	$484	$198	$146	$116	$550	$242	$1.49	$0.64
Realized capital gains and losses, after-tax	(56)	(18)	3	—	(53)	(17)	(0.14)	(0.04)
Valuation changes on embedded derivatives that are not hedged, after-tax	—	—	1	4	1	4	—	0.01
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	—	—	3	1	3	1	0.01	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(1)	—	—	—	(1)	—	—	—
Business combination expenses and the amortization of purchased intangible assets, after-tax	16	6	—	—	16	6	0.04	0.01
Gain on disposition of operations, after-tax	(6)	—	—	(1)	(6)	(1)	(0.02)	—
Operating income*	$437	$186	$153	$120	$510	$235	$1.38	$0.62

	For the six months ended June 30,
	Property-Liability		Allstate Financial		Consolidated		Per diluted common share
	2017	2016	2017	2016	2017	2016	2017	2016
Net income applicable to common shareholders	$1,136	$420	$254	$184	$1,216	$459	$3.29	$1.21
Realized capital gains and losses, after-tax	(145)	46	4	32	(141)	79	(0.38)	0.21
Valuation changes on embedded derivatives that are not hedged, after-tax	—	—	1	8	1	8	—	0.02
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	—	—	6	2	6	2	0.02	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(1)	(1)	—	—	(1)	(1)	—	—
Business combination expenses and the amortization of purchased intangible assets, after-tax	32	12	—	—	45	12	0.11	0.03
Gain on disposition of operations, after-tax	(6)	—	(2)	(2)	(8)	(2)	(0.02)	(0.01)
Operating income*	$1,016	$477	$263	$224	$1,118	$557	$3.02	$1.46
Operating income return on common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on common shareholders’ equity is the most directly comparable GAAP measure. We use operating income as the numerator for the same reasons we use operating income, as discussed above. We use average common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income applicable to common shareholders and return on common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine operating income return on common shareholders’ equity from return on common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of operating income return on common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have operating income return on common shareholders’ equity and return on common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. Operating income return on common shareholders’ equity should not be considered a substitute for return on common shareholders’ equity and does not reflect the overall profitability of our business.

The following tables reconcile return on common shareholders’ equity and operating income return on common shareholders’ equity.

($ in millions)	For the twelve months ended June 30,
	2017	2016
Return on common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$2,518	$1,540
Denominator:
Beginning common shareholders’ equity (1)	$18,807	$19,552
Ending common shareholders’ equity (1)	19,755	18,807
Average common shareholders’ equity	$19,281	$19,180
Return on common shareholders’ equity	13.1%	8.0%

($ in millions)	For the twelve months ended June 30,
	2017	2016
Operating income return on common shareholders’ equity
Numerator:
Operating income	$2,399	$1,792

Denominator:
Beginning common shareholders’ equity	$18,807	$19,552
Unrealized net capital gains and losses	1,624	1,419
Adjusted beginning common shareholders’ equity	17,183	18,133

Ending common shareholders’ equity	19,755	18,807
Unrealized net capital gains and losses	1,526	1,624
Adjusted ending common shareholders’ equity	18,229	17,183
Average adjusted common shareholders’ equity	$17,706	$17,658
Operating income return on common shareholders’ equity*	13.5%	10.1%
_____________
(1) Excludes equity related to preferred stock of $1,746 million.
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization of purchased intangible assets on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization of purchased intangible assets. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. Amortization of purchased intangible assets relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio.

Property-Liability	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Combined ratio	97.2	100.8	95.4	99.6
Effect of catastrophe losses	(12.4)	(12.3)	(11.1)	(11.5)
Effect of prior year non-catastrophe reserve reestimates	1.0	0.2	1.1	(0.1)
Effect of amortization of purchased intangible assets	(0.3)	(0.1)	(0.3)	(0.1)
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”)*	85.5	88.6	85.1	87.9

Effect of prior year catastrophe reserve reestimates	(0.1)	0.2	(0.1)	—
Underwriting margin is calculated as 100% minus the combined ratio.

Allstate Brand - Total	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Combined ratio	96.0	100.1	93.9	98.9
Effect of catastrophe losses	(12.7)	(12.9)	(11.2)	(12.1)
Effect of prior year non-catastrophe reserve reestimates	1.1	0.3	1.3	—
Underlying combined ratio*	84.4	87.5	84.0	86.8

Effect of prior year catastrophe reserve reestimates	—	0.3	—	0.1

Allstate Brand - Auto Insurance	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Combined ratio	95.8	101.2	93.2	100.1
Effect of catastrophe losses	(4.2)	(4.1)	(2.8)	(3.5)
Effect of prior year non-catastrophe reserve reestimates	1.2	0.7	1.4	0.3
Underlying combined ratio*	92.8	97.8	91.8	96.9

Effect of prior year catastrophe reserve reestimates	—	(0.1)	(0.1)	—

Allstate Brand - Homeowners Insurance	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Combined ratio	97.2	97.0	95.4	95.2
Effect of catastrophe losses	(38.4)	(38.3)	(36.2)	(36.2)
Effect of prior year non-catastrophe reserve reestimates	1.0	(0.1)	1.3	—
Underlying combined ratio*	59.8	58.6	60.5	59.0

Effect of prior year catastrophe reserve reestimates	—	1.0	—	0.3

Allstate Brand - Other Personal Lines	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Combined ratio	90.8	91.2	91.9	91.9
Effect of catastrophe losses	(13.9)	(15.6)	(14.2)	(15.8)
Effect of prior year non-catastrophe reserve reestimates	0.2	1.7	0.2	1.6
Underlying combined ratio*	77.1	77.3	77.9	77.7

Effect of prior year catastrophe reserve reestimates	(0.5)	—	0.6	—

Encompass Brand - Total	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Combined ratio	104.4	104.9	108.1	105.4
Effect of catastrophe losses	(19.0)	(11.2)	(21.4)	(12.3)
Effect of prior year non-catastrophe reserve reestimates	2.2	(0.9)	0.4	(2.6)
Underlying combined ratio*	87.6	92.8	87.1	90.5

Effect of prior year catastrophe reserve reestimates	(0.7)	(0.6)	—	(0.2)

Underlying loss ratio is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the loss ratio, the effect of catastrophes on the combined ratio and the effect of prior year non-catastrophe reserve reestimates on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends that may be obscured by catastrophe losses and prior year reserve reestimates. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the loss ratio. The underlying loss ratio should not be considered a substitute for the loss ratio and does not reflect the overall loss ratio of our business.

The following table reconciles the Esurance brand combined ratio to the Esurance brand underlying loss ratio and underlying combined ratio.

Esurance Brand - Total	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Combined ratio	106.1	108.9	104.2	107.6
Effect of catastrophe losses	(5.6)	(3.4)	(3.7)	(2.1)
Effect of prior year non-catastrophe reserve reestimates	—	1.0	—	1.0
Effect of amortization of purchased intangible assets	—	(1.7)	(0.1)	(1.6)
Underlying combined ratio*	100.5	104.8	100.4	104.9
Expense ratio, excluding the effect of amortization of purchased intangible assets	(25.4)	(30.3)	(26.3)	(31.1)
Underlying loss ratio*	75.1	74.5	74.1	73.8

Adjusted SquareTrade operating income is a non-GAAP measure, which is computed as net income (loss) applicable to common shareholders, excluding amortization of purchased intangible assets, after-tax, and realized capital gains and losses, after-tax, and adjusted for the after-tax income statement effects of acquisition-related purchase accounting fair value adjustments to unearned premiums, contractual liability insurance policy premium expenses, and commissions paid to retailers.  Net income (loss) applicable to shareholders is the GAAP measure that is most directly comparable to adjusted SquareTrade operating income. We use adjusted SquareTrade operating income as an important measure to evaluate SquareTrade’s results of operations. We believe that the measure provides investors with a valuable measure of SquareTrade’s ongoing performance because it reveals trends that may be obscured by the amortization of purchased intangible assets, the acquisition-related purchase accounting fair value adjustments, and the net effects of realized capital gains and losses. Amortization of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our business results or trends. We adjust for the effects of acquisition-related purchase accounting fair value adjustments because they relate to the acquisition and their effects are not indicative of the underlying business results and trends. Realized capital gains and losses may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to SquareTrade’s operations. Adjusted SquareTrade operating income highlights the results from ongoing operations and the underlying profitability of our business and is used by management along with the other components of net income applicable to common shareholders to assess our performance. We believe it is useful for investors to evaluate net income applicable to common shareholders, adjusted SquareTrade operating income and their components separately and in the aggregate when reviewing and evaluating SquareTrade’s performance.  Adjusted SquareTrade operating income should not be considered a substitute for net income applicable to common shareholders and does not reflect the overall profitability of our business.
The following table reconciles the SquareTrade net loss applicable to shareholders to the adjusted SquareTrade operating income.

SquareTrade	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net loss applicable to common shareholders	$(14)	$—	$(37)	$—
Realized capital gains and losses, after-tax	—	—	—	—
Amortization of purchased intangible assets, after-tax	15	—	30	—
Operating income *	1	—	(7)	—
Fair value adjustments, after-tax	3		7
Adjusted SquareTrade operating income *	$4	$—	$—	$—

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